Exhibit 23.9

CONSENT TO BE NAMED AS A NOMINEE FOR DIRECTOR

OF

DANAOS CORPORATION

The undersigned hereby consents to be named in the Registration Statement on Form F-1 (the “Registration Statement”), and all amendments thereto, to be filed by Danaos Corporation (the “Company”) in connection with the initial public offering of common stock of the Company, as a person who will become a director of the Company upon consummation of such initial public offering and to the filing of this consent as an exhibit to the Registration Statement.

Dated: September 19, 2006

/s/ Miklós Konkoly-Thege
Name: Miklós Konkoly-Thege